Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Deckers Outdoor Corporation:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-113237 and 333-120717) and Form S-8 (Nos. 333-139874, 333-82538, and 333-47097) of Deckers Outdoor Corporation of our report dated June 30, 2011, with respect to the balance sheet of C&C Partners, Ltd. as of December 31, 2010, and the related statements of income, stockholders’ equity, and cash flows for the year then ended, which report appears in Amendment No. 1 to Form 8-K of Deckers Outdoor Corporation dated July 1, 2011.

/s/ KPMG LLP

Los Angeles, California

September 16, 2011